EXHIBIT 19.1
INSIDER TRADING POLICY
A.    POLICY
Varex policy prohibits directors, officers1 and employees from trading on, or improperly disclosing or using, "inside" information. Inside information is information known to them through their relationship with or concerning Varex but not known to the investing public. This policy is intended to protect the reputation of Varex and its personnel and to help guard them from legal liability. (This policy is not intended to result in criminal liability, or in civil liability to third parties, which would not exist in the absence of the policy.)
ANYONE IN DOUBT ABOUT THE APPLICATION OF THIS POLICY MUST SEEK LEGAL DEPARTMENT GUIDANCE BEFORE PROCEEDING.
1.    The Basic Rule: No Trading on Inside Information
Directors, officers and employees shall not trade in the stock or other securities of Varex while in possession of material, non-public information relating to Varex. They also shall not trade in the securities of any other company about which they have material, non-public information where such information is known to them through their relationship with Varex.
These constraints also apply (1) to family members and others living in the same household, and (2) to individuals or entities that are controlled or subject to the influence of the Varex director, officer or employee, his or her family members, or others in his or her household. Former employees and directors departing Varex during a “blackout period” (as described below) will remain subject to this policy until the relevant blackout period is lifted.
Non-public information is "material" if it could reasonably be expected to affect the price of a company’s stock. Some common examples are financial projections or changes in estimates of future earnings; proposed acquisitions, divestitures, or joint ventures; changes in senior management; stock offerings or repurchases by the Company; substantial increases or decreases in dividends on VREX stock; significant new products or discoveries; gain or loss of a substantial customer or supplier; or significant expansion or curtailment of operations.
2.    Disclosure of Non-Public Information Is Prohibited
Varex personnel are prohibited from disclosing to anyone inside or outside the Company any confidential, non-public information, including technical, proprietary, or business-sensitive information obtained at or through Varex, except on a need-to-know basis and where there is no reason to believe that the information will be misused or improperly disclosed.
This prohibition applies to all confidential, non-public technical, proprietary or business-sensitive information, whether or not it is "material."
3.    Rule 10b5-1 Stock Plans
Trades in Varex securities under a stock plan that complies with the requirements of SEC Rule 10b5-1 and other applicable rules or sections of the Securities Exchange Act of 1934 ("10b5-1 Plan") are exempt from the blackout periods provided for under this Company Policy, or other blackout periods instituted from time to time by Varex, unless the employee with the 10b5-1 Plan is notified otherwise. All 10b5-1 Plans should be submitted to the Legal Department for approval in advance of their intended effective date and any questions about 10b5-1 Plans should be directed to the Legal Department.
1 For purposes of this policy, “officers” shall be deemed to be officers of the Company required to comply with Section 16 of the Securities Exchange Act of 1934.

4.    Blackout Periods Regarding Varex Stock
All directors, officers, business unit general managers, and other employees who have access to, or assist in compiling, company financial data and other employees identified by the Legal Department, shall refrain from trading in Varex securities for four quarterly periods (the "quarterly blackout period") each year and such additional periods as announced. Each quarterly blackout period begins two weeks prior to the end of each fiscal quarter (i.e., before the stock markets open on the second Monday prior to the last day of each fiscal quarter) and ends two full business days after Varex publicly releases its quarterly financial and operational results for that quarter.
Specific exceptions may be made when the applicant does not possess material, non-public information, personal circumstances warrant the exception, and the exception would not otherwise contravene the law or the purpose of this policy. Any request for an exception must be directed to the Legal Department.
5.    Trading After Public Announcements
Personnel privy to material information concerning Varex which is the subject of a public announcement shall refrain from trading in Varex securities for a period of two business days, or such shorter period of time as is determined by the Legal Department, after the information is publicly announced by Varex so as to allow time for the investing public to receive and absorb the information.
6.    Special Provisions Applicable to Directors and Officers
a.    Preclearance and Short Selling. Directors and officers are (1) required to pre-clear any trades in VREX stock prior to trading and (2) prohibited by law from engaging in "short selling" of Varex securities, including "selling against the box."
b.    Purchases on Margin; Use of Varex Securities as Collateral. Directors and officers are prohibited from purchasing Varex securities on margin, holding Varex securities in a margin account, borrowing against any account in which Varex securities are held or otherwise pledging Varex securities as collateral for a loan. For all other employees subject to the quarterly blackout period under this Policy, although purchases on margin and the pledging of or borrowing against Varex securities are not strictly prohibited, such activities are strongly discouraged and advance consultation with the Legal Department is required.
c.    Publicly Traded Options; Hedging Transactions. Given the relatively short term of publicly traded options, transactions in options may create the appearance that a director, officer or employee is trading based on material, non-public information and focus that person’s attention on short-term performance at the expense of Varex’s long-term objectives. Similarly, certain forms of hedging or monetization transactions, such as prepaid variable forwards, equity swaps, collars and exchange funds, allow a person to lock in much of the value of his or her stockholdings, often in exchange for all or part of the potential for upside appreciation in the securities. These transactions would allow the person to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, a director, officer or employee engaged in such transaction may no longer have the same objectives as Varex’s other stockholders. For these reasons, directors and officers and any employee subject to the quarterly blackout period under this Policy are prohibited from engaging in transactions in puts, calls or other derivative securities on an exchange or in any other organized market and from engaging in any hedging transaction. Other employees are urged to use caution if they do engage in such transactions.
7.    Provisions Applicable to Stock Awards
Any questions about the following provisions should be directed to the Legal Department.

a.    Stock Option Exercises. This policy does not restrict the cash exercise of a stock option acquired pursuant to Varex’s equity plans or the related forfeiture of otherwise issuable shares of stock to satisfy the exercise price and/or any tax withholding requirements. It does, however, restrict any market sale of shares acquired upon the exercise of a stock option, including any broker-assisted “same day sale” to generate the cash needed to satisfy the exercise price and/or any tax withholding requirements.
b.    Restricted Stock Units and Performance Shares. This policy does not restrict the vesting and/or settlement of restricted stock units (“RSUs”), performance shares, or other similar equity instruments, or the related forfeiture of otherwise issuable shares of stock to satisfy any tax withholding requirements upon the vesting and/or settlement of any such equity awards. This policy does, however, restrict any market sale of shares that are issued upon the settlement of such RSUs, performance shares, or other similar equity instruments, including any a broker-assisted “same day sale” to generate the cash needed to satisfy any tax withholding requirements.
c.    Employee Stock Purchase Plan. This policy does not restrict any purchase of shares under Varex’s Employee Stock Purchase Plan (the “ESPP”), resulting from contributions of money to the ESPP pursuant to a participant election made at the time of enrollment in the plan. It does, however apply to the sales of shares purchased pursuant to the ESPP. Additionally, employees should not base their decision to participate in the ESPP or their decision to change their election under the ESPP on material, non-public information.

INSIDER TRADING POLICY
ACKNOWLEDGMENT
I certify that I have read, understand and agree to comply with the Varex Imaging Corporation Insider Trading Policy. I agree that I will be subject to sanctions imposed by the Company, in its discretion, for violation of the Policy, and that the Company may give stop-transfer and other instructions to the Company’s transfer agent against the transfer of Company securities as necessary to ensure compliance with the Policy. I acknowledge that one of the sanctions to which I may be subject as a result of violating the Company’s policy is termination of my employment, including termination for cause.

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